Exhibit (g.2)

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to the Custodian Contract (the “Amendment”) is made as of this 1st day of November, 1995, by and between the MARSHALL FUNDS, INC., a Wisconsin corporation (the “Corporation”), on behalf of the portfolios (hereinafter collectively referred to as the “Funds” and individually referred to as a “Fund”) and the MARSHALL & ILSLEY TRUST COMPANY, a Wisconsin chartered trust company (the “Custodian”).

RECITALS

WHEREAS, the Corporation and the Custodian are parties to that certain Custodian Contract dated as of April 26, 1993, the terms and conditions of which are hereby incorporated by reference (the “Custodian Contract”), whereby the Custodian is employed as the custodian of the assets of each of the Funds of the Corporation.

WHEREAS, the Corporation and the Custodian desire to enter into this Amendment for purposes of including securities lending activities within the scope of the duties of the Custodian with respect to the assets of the Funds.

NOW, THEREFORE, in consideration of the recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The above recitals are hereby incorporated by reference as if fully set forth herein. Nothing in this Amendment shall be deemed to modify, alter, negate, supersede or otherwise change in any manner or form any provision of the Custodian Contract, except as may be specifically set forth herein.

2. The Custodian Contract is amended by adding new Section 2.21 as follows:

“2.21 Securities Lending Activities. Pursuant to guidelines adopted and maintained from time to time by the Corporation relating to securities lending of portfolio securities of the Funds (the “Guidelines”), which authorize the Custodian to perform certain custodial and administrative tasks, the Custodian will:

(1)	Enter into securities loan agreements with borrowers, containing such terms and conditions, and providing for such investment options for cash collateral all of which have been preapproved by the investment adviser for the Funds;

(2)	Deliver the loaned securities from the applicable Fund to borrowers;

(3)	Obtain the return of the loaned securities from borrowers to the applicable Fund at the expiration of the loan terms;

(4)	Monitor, on a daily basis, the value of the loaned securities and the collateral received;

(5)	Notify borrowers to make additions to the collateral, when required;

(6)	Perform such accounting and recordkeeping services as may be necessary from time to time for the operation of the Custodian’s securities lending activities pursuant to the Guidelines; and

(7)	Establish and operate a system of controls and procedures designed to ensure compliance with the Custodian’s obligations under the Guidelines.”

3. In addition to its current compensation for custodial duties under the Custodian Contract, the Custodian shall be entitled to reasonable compensation for its custodial and administrative duties in connection with the Guidelines as set forth in Schedule A to this Amendment, attached hereto and incorporated herein by reference. Such compensation may be changed, from time to time, by mutual agreement between the Corporation and the Custodian.

IN WITNESS WHEREOF, each of the parities have caused this amendment to be executed in their names effective as of the date first above written.

ATTEST:	MARSHALL FUNDS, INC.

(signature illegible)	By:	(signature illegible)
Secretary		President

MARSHALL & ILSLEY TRUST COMPANY

By:	/s/ BROOK J. BILLICK
Vice President

By:	(signature illegible)
Vice President

SCHEDULE A

COMPENSATION

As compensation for its securities lending activity on behalf of the Funds, the Custodian shall be entitled to deduct from the proceeds of securities lending on behalf of the Funds an amount equal to the Monthly Expense Factor, determined as of the last calendar day of the immediately preceding month; provided that, in no event, shall the Custodian be entitled to deduct an amount exceeding 40% of the aggregate proceeds monthly of such securities lending activity.

For purposes of calculating the daily net asset value of those Funds engaged in securities lending activity, the Custodian shall apply a Daily Expense Factor, determined as of the last calendar day of the immediately preceding month and applied against the daily accrual of earnings from securities lending activity on behalf of the Funds for a one month period beginning no later than the 15th day of the next calendar month; provided that, in no event, shall the Custodian reduce the daily accrual of earnings from securities lending activity on behalf of the Funds by an amount exceeding 40% of such daily accrual. The daily accrual of earnings from securities lending activity on behalf of the Funds, the amount of the Daily Expense Factor, and the resulting net earnings accrual, shall be reported by the Custodian to Federated Services Company on a daily basis prior to calculation of the applicable Fund’s daily net asset value.

For purposes of this schedule:

a.	The “Daily Expense Factor” shall be an amount determined by dividing the Monthly Expense Factor for the immediately preceding month by the number of days during the current month.

b.	The “Monthly Expense Factor” shall, for each month, be an amount equal to:

(i)	The actual monthly direct costs of the Custodian’s securities lending operations directly related to the securities lending activity on behalf of the Funds (including salaries and benefits of Custodian’s personnel involved in recordkeeping and daily monitoring of the value of loaned securities and collateral; premises and equipment, including rent and depreciation; data processing charges, amortized software costs and software license and maintenance fees; forms; supplies; postage; and telecommunications charges), determined by the Custodian as of the last trading day of each month multiplied by a fraction, the numerator of which is the average daily balance during such month of loaned securities outstanding on behalf of the Funds, and the denominator of which is the average daily balance during such month of all loaned securities on behalf of all trust and custody accounts of the Custodian, including the Funds; plus

(ii)	the actual transaction charges incurred by the Custodian for each securities lending transaction on behalf of the Funds during such month (including securities delivery fees, brokerage fees and all other out-of-pocket charges).